Jan. 7, 2026
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Media Relations
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Alaska Airlines announces largest fleet order in airline’s history
Alaska orders 105 737-10 aircraft and 5 787 widebody aircraft – extending the delivery stream through 2035
The order includes an option for 35 additional 737-10 aircraft within the same timeframe
The airline will also welcome its first 787 widebody aircraft in the new Alaska global livery into its fleet, which will be seen operating across Europe and Asia

SEATTLE – Alaska Airlines announced today it is ordering 105 new 737-10 aircraft and five new 787 aircraft – exercising all previous 787 options held with Boeing. The airline also secured rights for an additional 35 737-10 aircraft. This order – representing the largest order in the airline’s history – secures critical delivery slots and extends the aircraft delivery stream through 2035.
“This fleet investment builds on the strong foundation Alaska has created to support steady, scalable and sustained growth, and is another building block in executing our Alaska Accelerate strategic plan,” said CEO Ben Minicucci. “These planes will fuel our expansion to more destinations across the globe and ensure our guests travel aboard the newest, most fuel-efficient and state-of-the-art aircraft. We are incredibly proud to be partnering with Boeing, a Pacific Northwest neighbor and a company that stands as a symbol of American innovation and manufacturing.”
•This order brings Alaska’s total orderbook with Boeing to 245 aircraft, in addition to the 94 MAX aircraft we’re operating today.
•A mix of growth aircraft and replacement for aging 737s, this order will keep Alaska’s fleet one of the youngest in the industry and the most fuel efficient for any premium, global airline.

•Alaska already operates a narrowbody fleet that includes 737-9 and 737-8 aircraft. This order is for 737-10 aircraft, but the airline retains the flexibility to adjust to a different model if necessary.
•The five additional 787 widebody aircraft support the Alaska Accelerate strategic plan and will enable the airline to fly to at least 12 long-haul international destinations from Seattle by 2030. The order brings our firm future 787 widebody fleet to 17, with five already in operation across the network. The intention is for these five 787s to be delivered as the -10 variant.
•With a current fleet of 413 aircraft, Alaska Air Group’s carriers will operate a fleet of more than 475 aircraft by 2030 and more than 550 aircraft by 2035.
This morning in Seattle, leaders from Alaska Airlines, Boeing and the U.S. Department of Transportation will join with employees, customers and guests to celebrate this fleet order and welcome the first 787-9 painted in Alaska’s global livery. The new 787-9 exterior design draws inspiration from the natural wonder of the Aurora Borealis, featuring a palette of deep midnight blues and lush emerald greens that channel the aurora’s energy and spirit of the Alaska brand. Utilizing a new aircraft painting technique, it took artists nearly 1000 hours across 13 days to paint the aircraft exterior from nose to tail.
"As we transform into the country’s fourth largest global airline, we are proud to introduce a new, global livery for the Alaska brand. The design is a tribute to Alaska’s rich history and a reflection of our bold vision for international growth and our commitment to connect the Pacific Northwest to the world,” added Minicucci.
As the company’s brand strategy expands to meet its growing global footprint, essential elements of our two airline brands’ legacies and history remain unchanged. The core Alaska Airlines brand expression will remain with the Alaska Native on the tail of narrowbody aircraft flying throughout the North American continent. The Hawaiian Airlines brand will continue to be expressed in service to, from and within the Hawaiian Islands with Pualani on the tail of Airbus A321, A330 and Boeing 717 aircraft.
Flights to Europe and Asia from our expanding global gateway in Seattle are available for booking now at alaskaair.com:
•London Heathrow, United Kingdom: Daily, year-round flights beginning May 21, 2026
•Rome, Italy: Daily, summer seasonal flights beginning April 28, 2026

•Reykjavik, Iceland: Daily, summer seasonal flights beginning May 28, 2026 (operated on a 737-8 MAX)
•Tokyo Narita, Japan: Daily, year-round flights already in service
•Seoul Incheon, South Korea: five-times-weekly, year-round flights already in service

About Alaska Air Group
Alaska Airlines, Hawaiian Airlines and Horizon Air are subsidiaries of Alaska Air Group, and McGee Air Services is a subsidiary of Alaska Airlines. We are a global airline with hubs in Seattle, Honolulu, Portland, Anchorage, Los Angeles, San Diego and San Francisco. We deliver remarkable care as we fly our guests to more than 140 destinations throughout North America, Latin America, Asia and the Pacific. We'll serve Europe beginning in spring 2026. Guests can book travel at alaskaair.com and hawaiianairlines.com. Alaska is a member of the oneworld alliance, with Hawaiian scheduled to join oneworld in spring 2026. With oneworld and our additional global partners, guests can earn and redeem points for travel to over 1,000 worldwide destinations with Atmos Rewards. Learn more about what’s happening at Alaska and Hawaiian at news.alaskaair.com. Alaska Air Group is traded on the New York Stock Exchange (NYSE) as “ALK.”